Exhibit 99.3

FIRST AMENDMENT TO LENDINGTREE, INC. EMPLOYEE STOCK PURCHASE PLAN

This FIRST AMENDMENT TO LENDINGTREE, INC. EMPLOYEE STOCK PURCHASE PLAN is adopted as of July 26, 2021 (this “Amendment”).

WHEREAS, the Board of Directors (the “Board”) of LendingTree, Inc. (the “Company”) has previously adopted the LendingTree, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) on February 24, 2021, which was subsequently approved by the stockholders of the Company on June 9, 2021;

WHEREAS, pursuant to Section 18(i) of the Employee Stock Purchase Plan, the Compensation Committee of the Board (the “Committee”) may, in its sole discretion, amend the Employee Stock Purchase Plan at any time and for any reason;

WHEREAS, the Committee now desires to amend and restate the Employee Stock Purchase Plan in certain respects; and

NOW, THEREFORE, the Committee does hereby amend and restate Section 11 of the Employee Stock Purchase Plan in its entirety, effective as of the day and year first written above, as follows:

Section 11. Termination of Employment; Change in Employment Status. Notwithstanding Section 10, upon termination of a Participant’s employment for any reason, including due to the Participant’s death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase Shares) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts by will or the laws of descent and distribution, and the Participant’s option shall be automatically terminated.

Except as expressly amended or modified by this Amendment, all terms and provisions of the Employee Stock Purchase Plan shall be unmodified and remain in full force and effect. On and after the date hereof, each reference to the Employee Stock Purchase Plan shall mean and be a reference to the Employee Stock Purchase Plan as amended hereby (except as expressly provided otherwise), and this Amendment and the Employee Stock Purchase Plan shall be read together and construed as a single instrument.